[Exhibit 99.1 - Press Release]

PREMIER DEVELOPMENT & INVESTMENT, INC. ANNOUNCES DIVIDEND TO HOLDERS OF COMMON STOCK

Dallas, TX. - June 1, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN), announces that its Board of Directors has authorized a special one-time dividend of $3.50 Series A Warrants ("warrant") to holders of its common stock. Stockholders of record at the close of business on June 8, 2005 will receive one warrant for every 50 shares of common stock held. The payable date for this dividend has been set for June 13, 2005.

Each warrant will entitle its holder to purchase one share of common stock, post-reverse stock split which is scheduled to be effected prior to the opening of business on June 9, 2005, for $3.50. The non-trading warrants are non-transferable and shall expire on December 31, 2007, unless otherwise extended by Premier's Board of Directors. No fractional warrants shall be issued. Premier will file a Registration Statement with the Securities and Exchange Commission on Form S-3 for the warrants and their underlying common stock prior to the dividend's payable date.

Andrew L. Jones, Premier's Treasurer stated, "After witnessing the recent and dramatic decline in the market price of our common stock, the Board decided to provide its loyal stockholders with this special one-time dividend. Through this dividend stockholders will be allowed to participate on a larger foundation in any future gains in the price of our common stock as quoted on the OTC Bulletin Board."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain statements within this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about the implementation of a reverse stock split and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

                                    * * *